EXECUTION COPY CERTIFICATE OF LIMITED PARTNERSHIP OF AIRCRAFT LEASING ASSOCIATES, L.P.

          This Certificate of Limited Partnership of Aircraft Leasing Associates, L.P. (the Partnership), dated as of the 19th day of November, 1993, is being duly executed and filed by TIFD II INC., a Delaware Corporation, as the sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.).

               1.      Name. The name of the limited partnership formed hereby shall be Aircraft Leasing associates, L.P.

               2.      Registered Office. The registered office of the Partnership in the State of Delaware is located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

               3.      Registered Agent. The name and address of the registered agent of the partnership for service of process in the State of Delaware is located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

               4.      General Partner. The name and mailing address of the sole general partner of the Partnership are as follows:

TIFD II INC. 1600 Summer Street Stamford, Connecticut 06927 Attn: Mgr. of Operations - Commercial Aviation
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.
TIFD II INC. /s/ John M. Greeley By: Name: John M. Greeley Title: V.P.